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EXHIBIT 99.1

LANTRONIX
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      LANTRONIX AND ACTICON FILE PATENT INFRINGEMENT LAWSUIT AGAINST DIGI
                                 INTERNATIONAL

February 7, 2005-Irvine, California -- Lantronix, Inc. (Nasdaq: LTRX) today announced that it has filed a patent infringement lawsuit against Digi International, Inc. The suit, filed in the U.S. Federal District Court for the Eastern District of Texas, states that Digi is infringing U.S. Patent No. 4,972,470 ("'470 patent") for a "Programmable Connector." The suit alleges that several of the Digi device server and other server products infringe the `470 patent. The patent holder, Acticon Technologies LLC, a wholly-owned subsidiary of General Patent Corporation International (GPCI), has joined Lantronix in the suit.

The `470 Patent is for a programmable "smart" connector between two or more devices with at least one of the devices being capable of programming the connector through an interface. Lantronix is a pioneer in device servers that provide an easy and economical way to connect virtually any device with a serial port to a network and is the exclusive licensee of the `470 patent within the device server field of use.

"We are committed to acting quickly and vigorously to protect the value of our intellectual property," stated Marc Nussbaum, president and chief executive officer of Lantronix.

"The `470 patent has recently emerged untarnished from the reexamination by the
U. S. Patent Office," said Paul Lerner, senior vice president and general counsel for Acticon's parent, GPCI. "We stand behind our licensees and will do whatever it takes to make sure they derive significant value from the licensed patent."

About Lantronix

Lantronix, Inc. (NASDAQ: LTRX) provides technology solutions that deliver Net Intelligence(TM), helping businesses remotely manage network infrastructure equipment and rapidly network-enable their physical electronic devices. Lantronix connectivity solutions securely link a company's electronic assets through the network, allow access to business-critical data within each device and convert that data into actionable information. With this new intelligence, companies can achieve greater efficiencies, reduce resource consumption and proactively transform the way they do business. The leader in device networking and secure remote management solutions, Lantronix was founded in 1989 and has its worldwide headquarters in Irvine, California. For more information, visit WWW.LANTRONIX.COM.

About Acticon Technologies

Acticon Technologies LLC, a wholly-owned subsidiary of General Patent Corporation International (GPCI) headquartered in Suffern, NY, is a computer connectivity and communications technology company based in Suffern, NY. For more information, visit www.acticontech.com.

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Lantronix is a registered trademark of Lantronix, Inc. All other trademarks are properties of their respective owners.


                   Jim Kerrigan, CFO
                   Lantronix
Media Contacts:    949-453-3990